Exhibit 99.1

For Immediate Release

Contact:                                                   Joel S. Marcus

Chief Executive Officer

Alexandria Real Estate Equities, Inc.

(626) 578-9693

ALEXANDRIA REAL ESTATE EQUITIES, INC.

ANNOUNCES RESULTS OF OFFER TO EXCHANGE

ITS 8.00% SENIOR CONVERTIBLE NOTES DUE 2029

PASADENA, CA. – June 14, 2010 – Alexandria Real Estate Equities, Inc. (NYSE: ARE) announced today the results of its previously announced offer to exchange its outstanding 8.00% Senior Convertible Notes due 2029 (the “Convertible Notes”) for shares of its common stock plus cash.  As of 11:59 p.m., New York City time, on June 11, 2010, the scheduled expiration date, $232,679,000 in aggregate principal amount of the Convertible Notes, representing approximately 96.95% of the $240 million aggregate principal of Convertible Notes outstanding prior to the exchange offer, had been validly tendered and not withdrawn in the exchange offer.  The Company has accepted for payment all Convertible Notes validly tendered and not withdrawn in the exchange offer and the settlement will be made promptly in accordance with the terms of the exchange offer.

In the aggregate, the exchange offer will result in the retirement of $232,679,000 principal amount of Convertible Notes, the issuance of approximately 5.6 million shares of the Company’s common stock and the payment of approximately $41.9 million in cash as consideration for the Convertible Notes.  Following settlement of the exchange offer, $7,321,000 principal amount of Convertible Notes will remain outstanding.

BofA Merrill Lynch, Citi and J.P. Morgan acted as the joint dealer managers for the exchange offer.  D.F. King & Co., Inc. acted as information and exchange agent.  Additional information concerning the exchange offer may be obtained by contacting D.F. King & Co., Inc. at (212) 269-5550 or (800) 431-9633 (toll-free); BofA Merrill Lynch at (980) 388-9217 (collect) or (888) 292-0070 (toll-free), attention Debt Advisory Services; Citi at (877) 531-8365 (toll-free); or J.P. Morgan at (800) 261-5767 (toll-free), attention Equity Syndicate Desk.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Company’s common stock, nor shall there be any sale of the common stock in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About the Company

Alexandria Real Estate Equities, Inc., Landlord of Choice to the Life Science Industry®, is the largest owner and preeminent REIT focused principally on cluster development through the ownership, operation, management, selective redevelopment, development, and acquisition of properties containing life science laboratory space.  Alexandria is the leading provider of high-quality, environmentally sustainable real estate, technical infrastructure, and services to the broad and diverse life science industry.  Client tenants include institutional (universities and independent not-for-profit institutions), pharmaceutical, biotechnology, medical device, product, service, and translational entities, as well as government agencies.  Alexandria’s operating platform is based on the principle of “clustering,” with assets and operations located in key life science markets.  As of March 31, 2010, Alexandria’s asset base contained 161 properties approximating 12.7 million rentable square feet consisting of 156 properties approximating 11.8 million rentable square feet (including spaces undergoing active redevelopment) and five properties undergoing ground-up development approximating an additional 865,000 rentable square feet.  In addition, Alexandria’s asset base will enable it to grow to approximately 24.0 million rentable square feet through additional ground-up development of approximately 11.3 million rentable square feet.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include, without limitation, statements regarding the Company’s exchange offer for its Convertible Notes.  These forward-looking statements are based on the Company’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur.  Actual results may differ materially from those contained in or implied by the Company’s forward-looking statements as a result of a variety of factors, including, without limitation, the risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.  All forward-looking statements are made as of today, and the Company assumes no obligation to update this information.  For more discussion relating to risks and uncertainties that could cause actual results to differ materially from those anticipated in the Company’s forward-looking statements, and risks and uncertainties to the Company’s business in general, please refer to the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q.

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